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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Deferred Compensation Plan of Oxford Industries, Inc., of our reports dated August 11, 2005, with respect to the consolidated financial statements of Oxford Industries, Inc. included in its Annual Report (Form 10-K) for the year ended June 3, 2005, Oxford Industries, Inc. management's assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal control over financial reporting of Oxford Industries, Inc., filed with the Securities and Exchange Commission.

                                 /s/ Ernst & Young LLP

Atlanta, Georgia
November 30, 2005